Exhibit 99.1

February 23, 2009	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

TULSA, Okla. – Feb. 23, 2009 – ONEOK, Inc. (NYSE: OKE) today reported higher 2008 net income, which increased to $311.9 million, or $2.95 per diluted share, from $304.9 million, or $2.79 per diluted share, a year earlier.

Fourth-quarter 2008 net income was $68.2 million, or 65 cents per diluted share, compared with net income of $102.9 million, or 98 cents per diluted share, in the fourth quarter 2007.

“Our ONEOK Partners segment had a record year in 2008, driven by continued volume growth, as well as high commodity prices and wider NGL product price differentials,” said John W. Gibson, ONEOK chief executive officer. “In the first nine months of 2008, we saw unprecedented commodity price levels, which began falling in the fourth quarter.  The partnership benefited from these higher prices, but we anticipate lower prices in 2009.

“Our distribution segment also had a record year as we continued to implement rate strategies and focused on operating efficiencies to improve financial performance.  Our energy services segment had a challenging year in 2008, adversely affected by the commodity markets and weather,” said Gibson. “However, we are continuing with our efforts to improve this business – to have more predictable, less volatile earnings and lower working capital requirements – while continuing to serve our customers.

“Our ONEOK Partners segment turned in a solid fourth-quarter performance, despite challenges in the energy and financial markets during the second half of the year,” Gibson added. “Our distribution segment’s performance improved as expected in the quarter, with results in our energy services segment reflecting reduced storage and transportation margins.”

ONEOK’s fourth-quarter operating income was $218.7 million in 2008, compared with $255.7 million in 2007, reflecting a decrease in storage, marketing and transportation margins in the energy services segment.

ONEOK’s 2008 operating income increased to $917.0 million from $822.5 million in 2007.  The increase is primarily due to the record performance in the ONEOK Partners segment,

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

which benefited from significantly wider NGL product price differentials, higher realized commodity prices, increased volumes and incremental net margin associated with the North System, an interstate natural gas liquids and refined petroleum products pipeline system that was acquired in October 2007.  In addition, the distribution segment contributed higher earnings in 2008, due to the implementation of new rate mechanisms and operating efficiencies.  These increases were partially offset by lower storage, marketing and transportation margins in the energy services segment.

Operating costs for the year were $776.9 million, compared with $761.5 million in 2007.  The increase is primarily due to incremental operating expenses associated with the acquired North System and higher operating costs at ONEOK Partners’ fractionation facilities.

2008 SUMMARY INCLUDES:

·	Operating income of $917.0 million, compared with $822.5 million in 2007;
·	Increasing the company’s dividend 11 percent during the year;
·
Increasing the company’s ownership in ONEOK Partners to 47.7 percent by purchasing an additional 5.4 million common units in March 2008 for a total purchase price of approximately $303.2 million, and contributing $9.4 million to maintain the 2 percent general partner interest.  ONEOK Partners also completed a public offering of 2.5 million common units at $58.10 per common unit;

·	ONEOK Partners completing several large internal growth projects, including the Overland Pass Pipeline, and continuing construction on the balance of its $2 billion growth program;
·	Receiving approval to recover the fuel-related portion of bad-debt costs through the purchased gas adjustment mechanism in the distribution segment’s Oklahoma service territory;
·
Receiving approval in the distribution segment to recover, and earn a return on, $12.6 million in capital costs incurred to expand and maintain the natural gas distribution system in Oklahoma; recovery of, and a return on, $2.9 million in capital investment for safety-related and public improvement infrastructure in Kansas; and $1.0 million in capital recovery in the El Paso, Texas, service area;

·	Receiving approval of $4.7 million in new rates, annually, in several of the distribution segment’s Texas service areas;
·	Receiving approval to recover, and earn a return on, expenses associated with the Integrity Management Program in the distribution segment’s Oklahoma service territory;
·	Filing for incentive-based rates in the distribution segment’s Oklahoma service territory;
·
Distributions declared related to the company’s general partner interest in ONEOK Partners of $85.5 million for the year; distributions declared from the company’s limited partner interest in ONEOK Partners of $180.6 million for 2008;

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

·	ONEOK stand-alone, long-term debt of 44 percent of capitalization at year-end 2008. In February 2009, ONEOK repaid $100 million of maturing long-term debt;
·	ONEOK, on a stand-alone basis, at Dec. 31, 2008, having $1.4 billion in short-term debt, $332.4 million of cash and cash equivalents, and $668.4 million of gas in storage;
·
ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $551.6 million, which exceeded stand-alone capital expenditures and dividends of $382.1 million by $169.5 million;

·	ONEOK’s three distribution companies being named leading performers in emergency response by the American Gas Association;
·	ONEOK Partners being named the Natural Gas STAR Gathering and Processing Partner of the Year by the U. S. Environmental Protection Agency; and
·
ONEOK Partners receiving an award from the Occupational Safety and Health Administration (OSHA) for achieving three years of excellence in employee health and safety at its Mont Belvieu fractionator, and being recognized by OSHA as a STAR Status Site at its Maysville, Okla., natural gas processing facility.

2008 BUSINESS UNIT RESULTS

ONEOK Partners

The ONEOK Partners segment posted fourth-quarter operating income of $133.0 million, compared with $129.7 million in the same quarter 2007.

The increase in fourth-quarter earnings comes primarily from the natural gas liquids pipelines business, which increased $12.1 million from higher volumes, which included $10.3 million from increased volumes on the North System.  In addition, the Overland Pass Pipeline became fully operational during the fourth quarter.  ONEOK Partners’ natural gas liquids gathering and fractionation business benefited $11.4 million from wider NGL product price differentials.  These increases were partially offset by reduced earnings in its natural gas gathering and processing business, as a result of $7.8 million from lower commodity prices and $8.6 million from a one-time favorable contract settlement in 2007.  Depreciation expense increased $5.0 million in 2008, compared with the fourth quarter 2007, associated with the partnership’s completed capital projects.

For the year, operating income increased 44 percent to $644.8 million, compared with $446.8 million in 2007.

Full-year 2008 results reflect a $70.8 million increase in ONEOK Partners’ natural gas liquids gathering and fractionation business, as a result of significantly wider NGL product price differentials and a $32.1 million increase from higher NGL gathering and fractionation volumes. The natural gas gathering and processing business increased $58.4 million due to higher realized

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

commodity prices.  The natural gas liquids pipelines business benefited $44.3 million from the North System - which included $10.3 million from higher fourth-quarter volumes - and $4.3 million from higher volumes on other pipelines.  The natural gas pipelines business benefited $11.7 million from higher transportation and storage margins, primarily due to the impact of natural gas prices on retained fuel, and new and renegotiated storage contracts.

Operating costs for the ONEOK Partners’ segment were $371.8 million for the full year 2008, compared with $337.4 million in 2007, increasing primarily as a result of incremental operating expenses associated with the North System and higher operating costs at ONEOK Partners’ fractionation facilities.  Depreciation and amortization expense increased by $11.1 million for 2008, compared with 2007, primarily due to depreciation expense associated with ONEOK Partners’ completed capital projects and the acquired North System.

The ONEOK Partners segment’s equity earnings from investments for the full year 2008 were $101.4 million, compared with $89.9 million in the same period last year.  The increase is primarily due to higher gathering revenues in ONEOK Partners’ various investments, as well as an $8.3 million gain on the sale of Bison Pipeline LLC by Northern Border Pipeline, partially offset by reduced volumes on Northern Border Pipeline.  ONEOK Partners owns a 50 percent equity interest in Northern Border Pipeline.

The ONEOK Partners segment’s capital expenditures for the year ending Dec. 31, 2008, increased to $1.3 billion, compared with $709.9 million in the same period in 2007, as a result of the partnership’s internal growth projects.  During 2008, ONEOK Partners completed a number of growth projects, including the Overland Pass Pipeline, related NGL infrastructure upgrades, an NGL pipeline extension into the Woodford Shale of Oklahoma, the Fort Union Gas Gathering expansion and Midwestern Gas Transmission’s eastern extension pipeline.  In addition, the partnership placed the Guardian Pipeline extension and expansion in partial service in December 2008 and full service is expected during the first quarter of 2009.

Distribution

The distribution segment reported fourth-quarter 2008 operating income of $71.2 million versus $60.7 million in the same quarter 2007.

Fourth-quarter 2008 earnings benefited from new rate mechanisms, which contributed $2.5 million in Oklahoma and $1.0 million in Texas.  Operating costs decreased to $89.7 million in the fourth quarter 2008 versus $98.8 million in the same period in 2007, primarily due to lower employee-related costs.

The distribution segment reported record 2008 operating income of $188.8 million, compared with $174.1 million last year.  The increase resulted primarily from the

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

implementation of new rate mechanisms, which included a $12.4 million increase in Oklahoma from new capital and expense recovery mechanisms, and a $3.3 million increase in Texas.

Operating costs for 2008 decreased to $375.3 million, compared with $377.8 million in 2007, primarily due to $4.3 million in lower employee-related costs and $1.0 million in lower bad-debt expense, partially offset by an increase of $2.4 million in fuel-related vehicle costs.

Residential and commercial volumes increased during 2008, compared with 2007, due to colder temperatures in the Oklahoma and Kansas service territories; however, margins were moderated by weather normalization mechanisms.

Energy Services

The energy services segment posted fourth-quarter operating income of $9.3 million versus $75.7 million in the same quarter 2007.

Fourth-quarter 2008 results, when compared with the same period in 2007, reflect a decrease of $44.7 million in storage and marketing margins as a result of less favorable pricing conditions in 2008, and a decrease of $28.7 million in transportation margins primarily due to narrower natural gas price differentials between the Rocky Mountain and Mid-Continent regions.

Operating costs decreased $4.6 million for the quarter, compared with the same period last year, primarily due to lower employee-related costs.

Energy services’ full-year 2008 operating income was $75.7 million, compared with $205.4 million in 2007.  Compared with the same period a year earlier, 2008 results were lower primarily due to a decrease of $83.3 million in storage and marketing margins, which included hedging activities and a $9.7 million net loss to reflect inventory at the lower of cost or market in the third quarter 2008.  In addition, transportation margins decreased $40.3 million, and financial trading margins decreased $13.9 million from the same period in 2007.

During 2008, commodity prices and weather provided a less favorable operating environment, which lowered storage margins when compared with 2007.  The realized seasonal storage differential in 2008 was 96 cents per MMBtu, compared with $1.94 per MMBtu realized in 2007.  Reductions in the transportation margins in 2008 were primarily due to narrower natural gas price differentials between the Rocky Mountain and Mid-Continent regions.

Operating costs for the year decreased to $35.6 million, compared with $39.9 million in 2007, due primarily to lower employee-related costs.

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

On Dec. 31, 2008, natural gas in storage was 81.9 Bcf, compared with 66.7 Bcf a year earlier.  At Jan. 31, 2009, natural gas in storage was 62.6 Bcf.  Natural gas storage capacity under lease was 91 Bcf on Dec. 31, 2008, compared with 96 Bcf in 2007.

The net margin for the energy services segment was derived from the following sources:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Millions of dollars)
Marketing, storage and transportation, gross	$67.3	$134.5	$313.4	$409.1
Less: Storage and transportation costs	(56.7)	(50.5)	(219.8)	(191.9)
Marketing, storage and transportation, net	10.6	84.0	93.6	217.2
Retail marketing	5.5	4.6	14.8	14.0
Financial trading	0.7	(0.1)	2.3	16.2
Net margin	$16.8	$88.5	$110.7	$247.4

EARNINGS CONFERENCE CALL

The management of ONEOK and ONEOK Partners will conduct a joint conference call on Tuesday, Feb. 24, 2009, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-256-9295, pass code 1327308, or log on to the webcast at www.oneok.com or www.oneokpartners.com.

For those unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site, www.oneok.com, and ONEOK Partners’ Web site, www.oneokpartners.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 866-837-8032, pass code 1327308.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 47.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

·	the effects of weather and other natural phenomena on our operations, including energy sales and demand for our services and energy prices;
·	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy, including, but not limited to, biofuels such as ethanol and biodiesel;
·	the status of deregulation of retail natural gas distribution;
·	the capital intensive nature of our businesses;
·	the profitability of assets or businesses acquired or constructed by us;
·	our ability to make cost-saving changes in operations;
·	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
·	the uncertainty of estimates, including accruals and costs of environmental remediation;
·	the timing and extent of changes in energy commodity prices;
·
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, and authorized rates or recovery of gas and gas transportation costs;

·
the impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

·	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
·
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

·
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, and/or place us at competitive disadvantages compared to our competitors that have less debt, or have other adverse consequences;

·	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
·
the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

·	our ability to access capital at competitive rates or on terms acceptable to us;
·	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
·	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
·	the impact and outcome of pending and future litigation;

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

·	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
·	performance of contractual obligations by our customers, service providers, contractors and shippers;
·	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
·
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

·	the mechanical integrity of facilities operated;
·	demand for our services in the proximity of our facilities;
·	our ability to control operating costs;
·	adverse labor relations;
·	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
·	economic climate and growth in the geographic areas in which we do business;
·
the risk of a prolonged slowdown in growth or decline in the United States economy or the risk of delay in growth recovery in the United States economy, including increasing liquidity risks in United States credit markets;

·	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
·	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
·	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
·
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

·	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;
·	the impact of unsold pipeline capacity being greater or less than expected;
·	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
·	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
·	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
·	the impact of potential impairment charges;
·	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
·	our ability to control construction costs and completion schedules of our pipelines and other projects; and
·	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report on Form 10-K.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.  OKE-FE

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2008	2007	2008	2007
	(Thousands of dollars, except per share amounts)

Revenues	$2,843,245	$3,984,968	$16,157,433	$13,477,414
Cost of sales and fuel	2,369,484	3,447,569	14,221,906	11,667,306
Net Margin	473,761	537,399	1,935,527	1,810,108
Operating Expenses
Operations and maintenance	175,334	198,564	694,597	675,575
Depreciation and amortization	64,498	59,506	243,927	227,964
General taxes	16,236	23,618	82,315	85,935
Total Operating Expenses	256,068	281,688	1,020,839	989,474
Gain (Loss) on Sale of Assets	997	16	2,316	1,909
Operating Income	218,690	255,727	917,004	822,543
Equity earnings from investments	26,627	24,933	101,432	89,908
Allowance for equity funds used during construction	15,118	5,852	50,906	12,538
Other income	179	4,488	16,838	21,932
Other expense	(11,128)	(5,666)	(27,475)	(7,879)
Interest expense	(81,067)	(68,822)	(264,167)	(256,325)
Income before Minority Interests and Income Taxes	168,419	216,512	794,538	682,717
Minority interests in income of consolidated subsidiaries	(53,147)	(58,186)	(288,558)	(193,199)
Income taxes	(47,098)	(55,402)	(194,071)	(184,597)
Net Income	$68,174	$102,924	$311,909	$304,921

Earnings Per Share of Common Stock
Net Earnings Per Share, Basic	$0.65	$0.99	$2.99	$2.84
Net Earnings Per Share, Diluted	$0.65	$0.98	$2.95	$2.79

Average Shares of Common Stock (Thousands)
Basic	104,520	103,763	104,369	107,346
Diluted	105,512	105,555	105,760	109,298

Dividends Declared Per Share of Common Stock	$0.40	$0.36	$1.56	$1.40

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
(Unaudited)	2008	2007
Assets	(Thousands of dollars)

Current Assets
Cash and cash equivalents	$510,058	$19,105
Accounts receivable, net	1,265,300	1,723,212
Gas and natural gas liquids in storage	858,966	841,362
Commodity exchanges and imbalances	56,248	82,938
Energy marketing and risk management assets	362,808	143,941
Other current assets	324,222	140,917
Total Current Assets	3,377,602	2,951,475

Property, Plant and Equipment
Property, plant and equipment	9,476,619	7,893,492
Accumulated depreciation and amortization	2,212,850	2,048,311
Net Property, Plant and Equipment	7,263,769	5,845,181

Investments and Other Assets
Goodwill and intangible assets	1,038,226	1,043,773
Energy marketing and risk management assets	45,900	3,978
Investments in unconsolidated affiliates	755,492	756,260
Other assets	645,073	461,367
Total Investments and Other Assets	2,484,691	2,265,378
Total Assets	$13,126,062	$11,062,034

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
(Unaudited)	2008	2007
Liabilities and Shareholders’ Equity	(Thousands of dollars)

Current Liabilities
Current maturities of long-term debt	$118,195	$420,479
Notes payable	2,270,000	202,600
Accounts payable	1,122,761	1,436,005
Commodity exchanges and imbalances	188,030	252,095
Energy marketing and risk management liabilities	175,006	133,903
Other current liabilities	319,772	436,585
Total Current Liabilities	4,193,764	2,881,667

Long-term Debt, excluding current maturities	4,112,581	4,215,046

Deferred Credits and Other Liabilities
Deferred income taxes	890,815	680,543
Energy marketing and risk management liabilities	46,311	26,861
Other deferred credits	715,052	486,645
Total Deferred Credits and Other Liabilities	1,652,178	1,194,049

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	1,079,369	801,964

Shareholders’ Equity
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 121,647,007 shares
and outstanding 104,845,231 shares at December 31, 2008;
issued 121,115,217 shares and outstanding 103,987,476
shares at December 31, 2007	1,216	1,211
Paid in capital	1,301,153	1,273,800
Accumulated other comprehensive loss	(70,616)	(7,069)
Retained earnings	1,553,033	1,411,492
Treasury stock, at cost: 16,801,776 shares at December 31,
2008 and 17,127,741 shares at December 31, 2007	(696,616)	(710,126)
Total Shareholders’ Equity	2,088,170	1,969,308
Total Liabilities and Shareholders’ Equity	$13,126,062	$11,062,034

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
(Unaudited)	2008	2007
Operating Activities	(Thousands of dollars)
Net income	$311,909	$304,921
Depreciation and amortization	243,927	227,964
Allowance for equity funds used during construction	(50,906)	(12,538)
Gain on sale of assets	(2,316)	(1,909)
Minority interests in income of consolidated subsidiaries	288,558	193,199
Equity earnings from investments	(101,432)	(89,908)
Distributions received from unconsolidated affiliates	93,261	103,785
Deferred income taxes	165,191	65,017
Stock-based compensation expense	30,791	20,909
Allowance for doubtful accounts	13,476	14,578
Inventory adjustment, net	9,658	-
Investment securities gains	(11,142)	-
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts and notes receivable	433,859	(378,876)
Gas and natural gas liquids in storage	(370,662)	88,937
Accounts payable	(340,584)	343,144
Commodity exchanges and imbalances, net	(37,375)	40,572
Unrecovered purchased gas costs	(35,790)	9,530
Accrued interest	16,002	9,001
Energy marketing and risk management assets and liabilities	60,846	41,649
Fair value of firm commitments	505	5,631
Pension and postretirement benefit plans	(83,254)	28,573
Other assets and liabilities	(158,845)	15,481
Cash Provided by Operating Activities	475,677	1,029,660
Investing Activities
Changes in investments in unconsolidated affiliates	3,963	(3,668)
Acquisitions	2,450	(299,560)
Capital expenditures (less allowance for equity funds used during construction)	(1,473,136)	(883,703)
Proceeds from sale of assets	2,630	4,022
Proceeds from insurance	9,792	-
Changes in short-term investments	-	31,125
Cash Used in Investing Activities	(1,454,301)	(1,151,784)
Financing Activities
Borrowing (repayment) of notes payable, net	1,197,400	196,600
Borrowing of notes payable with maturities over 90 days	870,000	-
Issuance of debt, net of issuance costs	-	598,146
Long-term debt financing costs	-	(5,805)
Payment of debt	(416,040)	(13,588)
Repurchase of common stock	(29)	(390,213)
Issuance of common stock	16,495	20,730
Issuance of common units, net of discounts	146,969	-
Dividends paid	(162,785)	(150,188)
Distributions to minority interests	(201,658)	(182,891)
Other financing activities	19,225	170
Cash Provided by Financing Activities	1,469,577	72,961
Change in Cash and Cash Equivalents	490,953	(49,163)
Cash and Cash Equivalents at Beginning of Period	19,105	68,268
Cash and Cash Equivalents at End of Period	$510,058	$19,105
Supplemental Cash Flow Information:
Cash Paid for Interest	$237,577	$253,678
Cash Paid for Taxes	$82,965	$57,281
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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2008	2007	2008	2007
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$265.8	$259.1	$1,140.7	$895.9
Operating costs	$99.1	$100.0	$371.8	$337.4
Depreciation and amortization	$34.4	$29.4	$124.8	$113.7
Operating income	$133.0	$129.7	$644.8	$446.8
Natural gas gathered (BBtu/d)	1,136	1,177	1,164	1,171
Natural gas processed (BBtu/d)	639	641	641	621
Natural gas transported (MMcf/d)	3,749	3,639	3,665	3,579
Residue gas sales (BBtu/d)	279	287	279	281
NGLs gathered (MBbl/d)	290	267	276	248
NGL sales (MBbl/d)	306	259	283	231
NGLs fractionated (MBbl/d)	356	385	373	356
NGLs transported (MBbl/d)	391	305	333	299
Capital expenditures	$393.7	$301.5	$1,253.9	$709.9
Conway-to-Mount Belvieu OPIS average price differential
Ethane ($/gallon)	$0.12	$0.07	$0.15	$0.06
Natural Gas Gathering and Processing:
Realized composite NGL sales prices ($/gallon)	$0.78	$1.31	$1.27	$1.06
Realized condensate sales price ($/Bbl)	$63.05	$85.16	$89.30	$67.35
Realized natural gas sales price ($/MMBtu)	$4.42	$6.24	$7.34	$6.21
Realized gross processing spread ($/MMBtu)	$9.15	$7.14	$7.47	$5.21

Distribution
Net margin	$190.4	$189.0	$680.9	$663.6
Operating costs	$89.7	$98.8	$375.3	$377.8
Depreciation and amortization	$29.5	$29.5	$116.8	$111.6
Operating income	$71.2	$60.7	$188.8	$174.1
Customers per employee	706	727	719	732
Capital expenditures	$42.6	$53.3	$169.0	$162.0
Natural gas volumes (Bcf)
Gas Sales	57.8	56.4	174.8	176.6
Transportation	56.0	55.4	219.4	204.0
Natural gas margins
Gas Sales	$156.6	$157.6	$552.3	$547.6
Transportation	$23.2	$21.8	$87.3	$80.6

Energy Services
Net margin	$16.8	$88.5	$110.7	$247.4
Operating costs	$7.6	$12.2	$35.6	$39.9
Depreciation and amortization	$0.2	$0.5	$0.9	$2.1
Operating income	$9.3	$75.7	$75.7	$205.4
Natural gas marketed (Bcf)	294	305	1,160	1,191
Natural gas gross margin ($/Mcf)	$0.04	$0.29	$0.07	$0.19
Physically settled volumes (Bcf)	602	576	2,359	2,370

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended December 31, 2008
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$-	$133	$-	$133
Distribution	71	-	-	71
Energy Services	9	-	-	9
Other	6	-	-	6
Operating Income	86	133	-	219

Equity in earnings of ONEOK Partners	69	-	(69)	-
Other income (expense)	(8)	38	-	30
Interest expense	(38)	(43)	-	(81)
Minority interest	-	-	(53)	(53)
Income taxes	(41)	(6)	-	(47)

Net Income	$68	$122	$(122)	$68

	Year Ended December 31, 2008
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$-	$645	$-	$645
Distribution	189	-	-	189
Energy Services	76	-	-	76
Other	7	-	-	7
Operating Income	272	645	-	917

Equity in earnings of ONEOK Partners	337	-	(337)	-
Other income (expense)	(2)	144	-	142
Interest expense	(113)	(151)	-	(264)
Minority interest	-	-	(289)	(289)
Income taxes	(182)	(12)	-	(194)

Net Income	$312	$626	$(626)	$312

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended December 31, 2007
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$-	$130	$-	$130
Distribution	61	-	-	61
Energy Services	76	-	-	76
Other	(11)	-	-	(11)
Operating Income	126	130	-	256

Equity in earnings of ONEOK Partners	63	-	(63)	-
Other income (expense)	(4)	33	-	29
Interest expense	(29)	(40)	-	(69)
Minority interest	-	-	(58)	(58)
Income taxes	(53)	(2)	-	(55)

Net Income	$103	$121	$(121)	$103

	Year Ended December 31, 2007
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$-	$447	$-	$447
Distribution	174	-	-	174
Energy Services	205	-	-	205
Other	(3)	-	-	(3)
Operating Income	376	447	-	823

Equity in earnings of ONEOK Partners	215	-	(215)	-
Other income (expense)	7	109	-	116
Interest expense	(117)	(139)	-	(256)
Minority interest	-	-	(193)	(193)
Income taxes	(176)	(9)	-	(185)

Net Income	$305	$408	$(408)	$305

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ONEOK Reports Higher 2008 Earnings;
Announces Fourth-quarter Results

Feb. 23, 2009

ONEOK, Inc. and Subsidiaries
REGULATION G GAAP RECONCILIATION
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Year Ended
(Unaudited)	December 31, 2008
(Millions of dollars)
Net income	$311.9
Depreciation and amortization	119.2
Gain on sale of assets	(1.6)
Distributions received from unconsolidated affiliates	251.5
Income from equity investments, net	(337.5)
Deferred income taxes	165.2
Stock based compensation expense	30.8
Allowance for doubtful accounts	13.5
Inventory adjustment, net	9.7
Investment securities gains	(11.1)
Cash flow, before changes in working capital (a)	$551.6

(a) ONEOK, Inc. stand-alone cash flow, before changes in working capital, is a non-GAAP financial measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of our fundamental business activities. ONEOK, Inc. stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.